Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-274263, 333-259154, and 333-206551) on Form S-8 and the Registration Statement (No. 333-264137) on Form S-3 of Mesa Laboratories, Inc. of our reports dated June 28, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting (on which our report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses), of Mesa Laboratories, Inc., appearing in this in this Annual Report on Form 10-K of Mesa Laboratories, Inc. for the year ended March 31, 2024.

/s/ RSM US LLP

Los Angeles, California

June 28, 2024